                                                                    EXHIBIT 2.1

                             CERTIFICATE OF MERGER
                                    MERGING
                       SPELLING ENTERTAINMENT GROUP INC.
                                 WITH AND INTO
                          SPELLING MERGER CORPORATION

                         Pursuant to Section 252 of the
                        Delaware General Corporation Law

        The undersigned, being the Executive Vice President of Spelling Merger Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS
FOLLOWS:

        FIRST: That the name of and the state of incorporation of each of the constituent corporations in the merger is as follows:

                Name                            State of Incorporation
                ----                            ----------------------

 Spelling Entertainment Group Inc. ...................Florida
 Spelling Merger Corporation .........................Delaware


        SECOND: That an Agreement and Plan of Merger dated as of April 12, 1995 ("Merger Agreement"), between Spelling Entertainment Group Inc. and Spelling Merger Corporation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the General Corporation Law of the State of Delaware.

        THIRD: That the name of the surviving corporation is Spelling Merger Corporation, changing its name to Spelling Entertainment Group Inc. ("Surviving Corporation").

        FOURTH: That the certificate of incorporation of Spelling Merger Corporation will be the certificate of incorporation of the Surviving Corporation, except that ARTICLE FIRST of the Certificate of Incorporation shall be amended to read in its entirety as follows:

        "ARTICLE FIRST: That name of this corporation is Spelling Entertainment Group Inc. (hereinafter referred to as the "Corporation)."

        FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                                        5700 Wilshire Boulevard
                                        Los Angeles, CA 90036

        SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request, and without cost, to any stockholder of any constituent corporation.

        SEVENTH: That the authorized shares of capital stock of Spelling Entertainment Group Inc. consist of 300 million shares of Common Stock, par value $.10 per share, and 20 million shares of Preferred Stock, par value $.10 per share.

        IN WITNESS THEREOF, Spelling Merger Corporation has caused this Certificate of Merger to be signed by Peter H. Bachmann, its Executive Vice President, and attested by Sally Suchil, its Secretary, this 25th day of May, 1995.

                                             SPELLING MERGER CORPORATION



                                             By: /s/ Peter H. Bachmann
                                                 -------------------------
                                                 Peter H. Bachmann
                                                 Title: Executive Vice President


ATTEST:



/s/ Sally Suchil
- -----------------------------
Sally Suchil
Secretary